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                                                                    Exhibit 99.3

                         UNITED STATES BANKRUPTCY COURT
                      FOR THE SOUTHERN DISTRICT OF NEW YORK

In re:                                       )        Chapter 11
                                             )
DDi Corp., et al.,                           )        Case No. 03-15261
                                             )
                                             )        (Jointly Administered with
                                                      Case No. 03-15260)
                                             )
                           Debtors.          )

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       SUPPLEMENT TO THE FIRST AMENDED DISCLOSURE STATEMENT FOR THE FIRST
        AMENDED JOINT PLAN OF REORGANIZATION DATED AS OF AUGUST 30, 2003

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                                 IMPORTANT DATES

     .    Date by which Ballots must be received: November 24, 2003

     . Date by which objections to Confirmation of the Plan must be filed and served: November 20, 2003

     .    Hearing on Confirmation of the Plan: December 2, 2003

--------------------------------------------------------------------------------

Richard L. Wynne (RW-5630)
Sharon M. Kopman (SK-3295)
Christian C. Lymn (CL-3159)
KIRKLAND & ELLIS LLP
777 South Figueroa Street
Los Angeles, California  90017
(213) 680-8400

Dated: October 31, 2003

     THIS IS NOT A SOLICITATION OF ACCEPTANCE OR REJECTION OF THE PLAN. ACCEPTANCES OR REJECTIONS MAY NOT BE SOLICITED UNTIL A DISCLOSURE STATEMENT HAS BEEN APPROVED BY THE BANKRUPTCY COURT. THIS SUPPLEMENT TO THE DISCLOSURE STATEMENT IS BEING SUBMITTED FOR APPROVAL BUT HAS NOT BEEN APPROVED BY THE COURT.

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                                 I. INTRODUCTION

     This supplement (the "Supplement") to the First Amended Disclosure Statement for the First Amended Joint Plan of Reorganization dated as of August 30, 2003 (the "Disclosure Statement") is being furnished by DDi Corp. ("DDi Corp.") and DDi Capital Corp. ("DDi Capital", together with DDi Corp., the "Debtors") to (a) describe a modification to the definition of "Released Claims" in the Debtors' First Amended Joint Plan of Reorganization dated as of August 30, 2003 (as may be further amended, amended and restated, supplemented or modified from time to time) (the "Plan") which modification clarifies that nothing in the Plan releases claims of the United States of America or its agencies or subdivisions (the "United States") against non-Debtors; and (b) describe certain modifications to the structure of the issuance of preferred stock relating to DDi Europe Limited ("DDi Europe"), a non-debtor wholly-owned subsidiary of DDi Corp. (such modified structure will be referred to herein as the "Modified Structure") to holders of Allowed Class 6a Claims and Allowed Class 6b Claims. Upon the occurrence of certain events more fully described below, the Modified Structure will be implemented on the effective date of the Plan (the "Effective Date") pursuant to an amendment (the "Amendment") to the Plan. The Debtors believe that the modification to the definition of "Released Claims" and the Modified Structure, if implemented, will not materially impair the treatment of the holders of the Debtors' Allowed Claims (as defined in the Plan) and Allowed Equity Interests (as defined in the Plan) (each, a "Holder" and collectively, the "Holders") as contemplated by the Plan prior to the Amendment. Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Disclosure Statement and/or the Plan.

                II. MODIFICATIONS TO "RELEASED CLAIMS" DEFINITION

     Pursuant to the request of the Office of the United States Attorney, the Debtors are amending and restating in section 4.1 of the Amendment the definition of "Released Claims" in its entirety. The revised definition of "Released Claims" clarifies that nothing in the Plan or transactions contemplated thereby releases any non-Debtors from any claims of the United States.

                             III. EXISTING STRUCTURE

     Subject to the terms and conditions more fully described in the Disclosure Statement, the Plan currently provides for the issuance of the following debt and equity interests in Reorganized DDi Corp., DDi Capital and DDi Europe:

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     (i)  New Common Stock: On the Effective Date, Reorganized DDi Corp. shall issue for distribution New Common Stock to Holders of Allowed Class 6a Claims and Allowed Class 6b Claims, Allowed Class 7 Equity Interests and the management of Reorganized DDi Corp.

     (ii) Secured Lender Warrants: On the Effective Date, Reorganized DDi Corp. shall issue for distribution to the Secured Lenders Secured Lender Warrants representing the right to purchase 10.0% of the New Common Stock on a fully-diluted basis on the Effective Date.

     (iii) Senior Discount Warrants: On the Effective Date, Reorganized DDi Corp. shall issue for distribution to the Holders of Allowed Class 5 Claims Senior Discount Warrants representing the right to purchase 2.5% of the New Common Stock on a fully-diluted basis on the Effective Date.

     (iv) Management Options: On the Effective Date, Reorganized DDi Corp. shall issue to the management of Reorganized DDi Corp. Tranche A Options representing the right to purchase 12.5% of the New Common Stock and discretionary Tranche B Options representing the right to purchase 4% of the New Common Stock.

     (v) New Preferred Stock: On the Effective Date, DDi Europe shall issue for distribution to the Holders of Allowed Class 6a Claims and Allowed Class 6b Claims an aggregate of 90.9% of the New Preferred Stock, which 90.9% of the New Preferred Stock reflects an initial aggregate liquidation preference of $15,000,000.

     (vi) New Senior Accreting Notes: On the Effective Date, DDi Capital shall issue for distribution to the Holders of Allowed Class 5 Claims the New Senior Accreting Notes.

     Set forth below is a chart diagramming the organizational structure of the Debtors and their related entities on the Effective Date as currently contemplated without giving effect to the Modified Structure described below:

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                                  [FLOW CHART]

                             IV. MODIFIED STRUCTURE

     As described in section II above and subject to the terms and conditions more fully described in the Disclosure Statement, the Plan currently provides for the issuance of the New Preferred Stock to Holders of Allowed Class 6a Claims and Allowed Class 6b Claims on the Effective Date. Pursuant to the existing senior credit facility between DDi Europe and the Bank of Scotland (the "BOS Credit Facility"), the issuance of the New Preferred Stock requires the consent of the Bank of Scotland ("BOS"). During the course of negotiating the term sheets for the reorganization and restructuring of the Debtors and their related entities (the "Term Sheet"), the Debtors sought and obtained an informal consent of BOS to the issuance of the New Preferred Stock. However, as a result of ongoing discussions between DDi Europe and BOS regarding a restructuring of the BOS Credit Facility, the Debtors have since learned that BOS has withdrawn its informal consent to the issuance of the New Preferred Stock. Without BOS's formal consent, the BOS Credit Facility prohibits DDi Europe from issuing the New Preferred Stock as contemplated under the Plan. The Debtors intend to continue to attempt to seek the formal consent of BOS to the issuance of the New Preferred Stock. In the event that on or prior to five (5) business days preceding the Effective Date, BOS does not provide formal written consent to the issuance of the New Preferred Stock (which consent shall be in form and substance reasonably satisfactory to the Co-Sponsors and the Required

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Lenders; provided, however, that if BOS consents to the issuance of the New
Preferred Stock that is in strict conformity with the terms and conditions set forth in Exhibit 3 to the Plan, and no other terms and conditions of such consent shall modify the terms and conditions set forth in such Exhibit 3, such consent shall be deemed in form and substance reasonably satisfactory to the Required Lenders, provided that a copy of such consent shall have been provided to the Secured Lenders within a reasonable time prior to it becoming effective) (the "BOS Consent"), the Debtors intend to implement the Modified Structure on the Effective Date.

     Under the Modified Structure and pursuant to the Amendment, Reorganized DDi Corp. (not DDi Europe) shall on the Effective Date issue the preferred stock (the "New DDi Corp. Preferred Stock") to Holders of Allowed Class 6a Claims and Allowed Class 6b Claims with substantially the same terms and conditions as the New Preferred Stock issued pursuant to the Plan as more fully set forth in
Exhibit 1 to the Amendment. The precise terms and conditions of the New DDi Corp. Preferred Stock shall be agreed upon by the Co-Sponsors and the Required Lenders and described in an Exhibit to the Plan Documentary Supplement. However, the New DDi Corp. Preferred Stock shall be a preferred equity obligation of Reorganized DDi Corp. and shall have an initial aggregate liquidation preference of $15,000,000 /1/. All of the New DDi Corp. Preferred Stock shall be distributed to the Holders of Allowed Class 6a Claims and Allowed Class 6b Claims as provided in sections 6.6 and 6.7 of the Plan. In addition, the New DDi Corp. Preferred Stock shall be subject, without limitation, to the following terms and conditions:

     (i) any and all rights, claims, liens and interests of the Secured Lenders or other holders under the New DDi Corp. Guarantee and Pledge Agreement and any other Restructuring Loan Document to the extent it creates a claim against DDi Corp. or lien on any asset of DDi Corp. will be subordinate contractually to any and all rights, claims and interests (including without limitation, unpaid dividends and other accretions both before and after any insolvency case or proceeding of Reorganized DDi Corp.) under the New DDi Corp. Preferred Stock with respect to (A) the capital stock of DDi Europe and (B) any cash, property or other assets of DDi Europe or any

----------
/1/ The terms of the New Preferred Stock currently provide for an aggregate liquidation preference of $16,500,000, with $15,000,000 being issued to the Holders of Allowed Class 6a Claims and Allowed Class 6b Claims and $1,500,000 being issued to BOS. Under the Modified Structure, no shares of New DDi Corp. Preferred Stock will be issued to BOS.

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          of its subsidiaries that is transferred to Reorganized DDi Corp. by way of dividend or otherwise ((A) and (B) are collectively referred to herein as the "DDi Europe Value") until the New DDi Corp. Preferred Stock is fully redeemed;

     (ii) any and all rights, claims, liens or interests of the Holders of Allowed Class 5 Claims or other holders under the New Senior Accreting Notes shall be subordinate contractually and structurally to any and all rights, claims and interests (including, without limitation, unpaid dividends and other accretions both before and after any insolvency case or proceeding of Reorganized DDi Corp.) under the New DDi Corp. Preferred Stock with respect to the DDi Europe Value (the form and substance of such contractual subordination shall be reasonably acceptable to holders of a majority of the aggregate principal amount of the Senior Discount Notes);

     (iii) no DDi Europe Value will be paid to or held by the holders of claims, liens, or interests under the Pre-Restructuring Loan Documents, the Restructuring Loan Documents, or the New Senior Accreting Notes until the New DDi Corp. Preferred Stock is fully redeemed; provided, however, that after the New DDi Corp. Preferred Stock is fully redeemed, all of the DDi Europe Value shall be available, without limitation, to satisfy obligations under Reorganized DDi Corp.'s then existing agreements;

     (iv) in the event that the Debtors are able to obtain the BOS Consent on or after the date the Modified Structure is implemented, the New DDi Corp. Preferred Stock shall convert into or be exchanged for New Preferred Stock consistent with the terms and conditions set forth in the Amended and Restated DDi Europe Articles of Association;

     (v) only DDi Europe Value shall be used to effect any distributions and/or redemptions under the New DDi Corp. Preferred Stock; and

     (vi) the New DDi Corp. Preferred Stock shall have no rights, claims and interests in and to any other assets and equity interests, whether direct or indirect, of Reorganized DDi Corp.

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     The subordination and rights described above shall be effected pursuant to the Plan, the New DDi Corp. Guarantee and Pledge Agreement and any other Restructuring Loan Document to the extent it creates a claim against DDi Corp. or lien on any asset of DDi Corp. and the New Senior Accreting Note Indenture.

     Notwithstanding the implementation of the Modified Structure, the relative proportionate distributions of the New DDi Corp. Preferred Stock to Holders of Allowed Class 6a Claims and Allowed Class 6b Claims shall be the same as the relative proportionate distributions of the New Preferred Stock to such Holders.

     Set forth below is a chart diagramming the Modified Structure:

                                  [FLOW CHART]

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                            V. ADDITIONAL RISK FACTOR

     All Impaired Holders should read and carefully consider the additional "Risk Factor" set forth below in addition to the "Risk Factors" set forth in the Disclosure Statement prior to voting to accept or reject the Plan.

     DDi Europe may be subject to receivership which may adversely affect the value of the New Preferred Stock or the New DDi Corp. Preferred Stock to be issued pursuant to the Plan. The assumed aggregate going-concern value assigned by the Debtors and Houlihan to the New Preferred Stock or the New DDi Corp. Preferred Stock to be issued pursuant to the Plan is approximately $8,400,000 ($7.63 per share for the 1,100,000 shares of the New Preferred Stock or approximately $8.40 per share for the 1,000,000 shares of the New DDi Corp. Preferred Stock) as of an assumed Effective Date of January 8, 2004. However, the current financial condition of DDi Europe is such that a receiver may be appointed in order to preserve the assets of DDi Europe for the benefit of DDi Europe's creditors. Holders should recognize that the prospect of DDi Europe being put into receivership may reduce the value of the New Preferred Stock or the New DDi Corp. Preferred Stock to a value less than $8,400,000 and possibly to zero.

      VI. CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MODIFIED STRUCTURE

     The following analysis of the federal income tax consequences of the Modified Structure supplements the tax analysis set forth in section VI of the Disclosure Statement.

     If the Modified Structure is implemented, whether the U.S. federal income tax consequences of the Plan differ from those described in "Certain Federal Income Tax Consequences" in the Disclosure Statement depends on whether DDi Corp. or DDi Europe is treated as the issuer of the New DDi Corp. Preferred Stock for U.S. federal income tax purposes. Although the matter is not free from doubt, based on principles of substance over form applied to the economic substance of New DDi Corp. Preferred Stock, Debtors intend to take the position that DDi Europe is the issuer of the New DDi Corp. Preferred Stock for U.S. federal income tax purposes. If, consistent with the Debtors' intended treatment, DDi Europe is treated as the issuer of the New DDi Corp. Preferred Stock, the U.S. federal income tax consequences of the Plan should not differ from those described in "Certain Federal Income Tax Consequences" in the Disclosure Statement.

     If, contrary to Debtors' intended characterization, DDi Corp. is treated as the issuer of the New DDi Corp. Preferred Stock, the U.S. federal income tax consequences of the Plan should differ from those

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described in "Certain Federal Income Tax Consequences" in the Disclosure
Statement and, in such case, (i) Holders should rely on the U.S. federal income tax consequences contained herein with respect to the treatment of the Holders of Allowed Class 6a Claims and Allowed Class 6b Claims and (ii) the discussion set forth in "Certain Federal Income Tax Consequences--B. Certain U.S. Federal Income Tax Consequences to the Reorganized Debtors--3. DDi Corp. Recognition of Loss on Exchange of New Preferred Stock" is not applicable.

     A. Holders of Allowed Class 6a Claims and Allowed Class 6b Claims-Classes 6a and 6b

     Pursuant to the Plan, on or as soon as practicable after the Effective Date, in full and complete satisfaction of all Allowed Class 6a Claims and Allowed Class 6b Claims asserted against any and all Debtors, each Holder of (A) an Allowed Class 6a Claim shall receive, on account of its Allowed Class 6a Claim, a Pro Rata share of 43.24% of the New Common Stock and a Pro Rata share of 50% of the New DDi Corp. Preferred Stock and (B) an Allowed Class 6b Claim shall receive, on account of its Allowed Class 6b Claim, a Pro Rata share of 50.76% of the New Common Stock and a Pro Rata share of 50% of the New DDi Corp. Preferred Stock.

     Whether and to what extent a Holder of a Convertible Subordinated Note will recognize gain or loss on the exchange of such Convertible Subordinated Note for New Common Stock and New DDi Corp. Preferred Stock depends on whether the exchange qualifies as a tax-free reorganization within the meaning of Section 368 of the Tax Code. This determination, in turn, depends in part on whether the Convertible Subordinated Note constitutes a "security" for purposes of the reorganization provisions of the Tax Code. Whether an instrument constitutes a "security" is determined based on all the facts and circumstances, but most authorities have held that the length of the term of a debt instrument is an important factor in determining whether such instrument is a security for federal income tax purposes. These authorities have indicated that a term of less than five years is evidence that the instrument is not a security, whereas a term of ten years or more is evidence that it is a security. There are numerous other factors that could be taken into account in determining whether a debt instrument is a security, including among others, the security for payment, the creditworthiness of the obligor, the subordination or lack thereof to other creditors, the right to vote or otherwise participate in the management of the obligor, convertibility of the instrument into an equity interest of the obligor, whether payments of interest are fixed, variable or contingent, and whether such payments are made on a current basis or accrued. Although the matter is not free from doubt, Debtors

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intend to take the position that (1) the 51/4% Convertible Subordinated Notes
(issued in 2001 and maturing in 2008) are securities for federal income tax purposes and (2) the 61/4% Convertible Subordinated Notes (issued in 2002 and maturing in 2007) are not securities for federal income tax purposes.

          If a Convertible Subordinated Note is treated as a security, the exchange of such Convertible Subordinated Note for New Common Stock and New DDi Corp. Preferred Stock should be treated as a recapitalization (and, therefore, a tax-free exchange), and a Holder of such Convertible Subordinated Note should not recognize gain or loss on the exchange, except that a Holder of a Convertible Subordinated Note may recognize ordinary income on the exchange to the extent that the New Common Stock and New DDi Corp. Preferred Stock are treated as received in satisfaction of accrued but untaxed interest on such Convertible Subordinated Note. See "Accrued But Untaxed Interest," in the Disclosure Statement. A Holder should obtain a tax basis in the New Common Stock and New DDi Corp. Preferred Stock received equal to the tax basis of the Convertible Subordinated Note surrendered in exchange therefore, provided that the tax basis of any share of New Common Stock or New DDi Corp. Preferred Stock treated as received in satisfaction of accrued interest should equal the amount of such accrued interest. A Holder of Convertible Subordinated Notes will be required to allocate the adjusted tax basis in such Holder's Convertible Subordinated Notes among the New Common Stock and New DDi Corp. Preferred Stock as directed by the Tax Code. Such allocation of basis is generally made in proportion to the fair market value of the New Common Stock and New DDi Corp. Preferred Stock on the date of the exchange.

          A Holder should have a holding period for the New Common Stock and New DDi Corp. Preferred Stock that includes the holding period for the Convertible Subordinated Note surrendered in exchange therefor; provided that the holding period for any share of New Common Stock or New DDi Corp. Preferred Stock treated as received in satisfaction of accrued but untaxed interest should begin on the day following receipt thereof.

     If a Convertible Subordinated Note is not treated as a security, the exchange of such Convertible Subordinated Note for New Common Stock and New DDi Corp. Preferred Stock should be treated as a taxable exchange under Section 1001 of the Tax Code. In such case, a Holder of such Convertible Subordinated Note should recognize gain or loss equal to the difference between (i) the fair market value of New Common Stock and New DDi Corp. Preferred Stock received (to the extent not allocable to accrued

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but unpaid interest) and (ii) the Holder's basis in such Convertible
Subordinated Note. Such gain or loss should be capital in nature (subject to the "market discount" rules described in the Disclosure Statement and assuming that the Convertible Subordinated Note constitutes a capital asset in the hands of the Holder) and should be long-term capital gain or loss if such Convertible Subordinated Note was held for more than one year. To the extent that a portion of the New Common Stock or New DDi Corp. Preferred Stock received in exchange for a Convertible Subordinated Note is allocable to accrued but untaxed interest, the Holder may recognize ordinary income on the exchange. See "Accrued But Untaxed Interest," in the Disclosure Statement. A Holder's tax basis in New Common Stock and New DDi Corp. Preferred Stock received in a taxable exchange should equal the fair market value of such stock when received. In such case, a Holder's holding period for the New Common Stock and New DDi Corp. Preferred Stock should begin on the day following receipt thereof.

     If both the 5 1/4% Convertible Subordinated Notes and 61/4% Convertible Subordinated Notes are treated as securities, and the collective exchange of all of the Convertible Subordinated Notes for New Common Stock and New DDi Corp. Preferred Stock has the result that, immediately after the exchange, such Holders of Convertible Subordinated Notes own stock possessing eighty (80) percent or more of (1) the total combined voting power of all DDi Corp. voting stock and (2) each class of DDi Corp. nonvoting stock, the exchange may also qualify as a tax-free transaction under Section 351 of the Tax Code ("Section 351"). If Section 351 applies, the tax treatment to a Holder of a Convertible Subordinated Note should not be materially different than the tax consequences to such Holder if the exchange were treated as a recapitalization as described above.

     Exchange of New DDi Corp. Preferred Stock for New Preferred Stock. If the Modified Structure is implemented, in the event that the Debtors are able to obtain the BOS Consent on or after the date the Modified Structure is implemented, the New DDi Corp. Preferred Stock shall be convertible into or exchangeable for New Preferred Stock. Such exchange of New DDi Corp. Preferred Stock for New Preferred Stock should be treated as a taxable exchange under
Section 1001 of the Tax Code. In such case, a Holder of New DDi Corp. Preferred Stock should recognize gain or loss equal to the difference between (i) the fair market value of New Preferred Stock received and (ii) the Holder's basis in such New DDi Corp. Preferred Stock. Such gain or loss should be capital in nature ((1) subject, in the cases where the New DDi Corp. Preferred Stock was received as part of a tax-free reorganization, to the "market discount" rules

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described in the Disclosure Statement and (2) assuming that the New DDi Corp.
Preferred Stock constitutes a capital asset in the hands of the Holder) and should be long-term capital gain or loss if such Holder's holding period in such New DDi Corp. Preferred Stock was greater than one year. A Holder's tax basis in New Preferred Stock received in a taxable exchange should equal the fair market value of such stock when received, and a Holder's holding period for the New Preferred Stock should begin on the day following receipt thereof.

     THE FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN ARE COMPLEX. THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER IN LIGHT OF SUCH HOLDER'S CIRCUMSTANCES AND INCOME TAX SITUATION. ALL HOLDERS SHOULD CONSULT WITH THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE TRANSACTION CONTEMPLATED BY THE PLAN, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY CHANGE IN APPLICABLE TAX LAWS.

     EXCEPT AS OTHERWISE SET FORTH IN SECTIONS II, IV, V AND VI ABOVE, NOTHING IN THIS SUPPLEMENT SHALL BE DEEMED TO CHANGE, ALTER OR IN ANY WAY MODIFY ANY OF THE STATEMENTS, ASSERTIONS OR ANY OTHER INFORMATION SET FORTH IN THE DISCLOSURE STATEMENT.

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                               VII. RECOMMENDATION

     In the opinion of the Debtors, the modified definition of "Released Claims" and the Modified Structure do not materially impair the treatment of the Holders of Allowed Claims and Allowed Equity Interests under the Plan. Accordingly, the Debtors recommend that Holders of Allowed Claims and Allowed Equity Interests entitled to vote on the Plan vote in favor of the Plan, as modified by the Amendment.

Dated: October 31, 2003                          Respectfully Submitted,

                                                 DDI CORP. AND DDI CAPITAL CORP.


                                                 By: /s/ Timothy J. Donnelly
                                                     ---------------------------
                                                     Name: Timothy J. Donnelly
                                                     Title: Vice President

Prepared by:

Richard L. Wynne (RW - 5630)
Sharon M. Kopman (SK - 3295)
Christian C. Lymn (CW - 3159)
KIRKLAND & ELLIS LLP
777 South Figueroa Street
Los Angeles, CA 90017
PH: (213) 680-8400
FAX: (213) 680-8500

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